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                                                                      Exhibit 11



                       AMERICAN INTERNATIONAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)




                                                                                          THREE MONTHS ENDED MARCH 31,
                                                                                          ----------------------------

                                                                                            1994                1993
                                                                                            ----                ----
Average outstanding shares used in the computation
  of per share earnings:

       Common stock (a)                                                                    337,391             337,394

       Common stock in treasury (a)                                                        (19,935)            (19,910)
                                                                                       ------------        ------------

                                                                                           317,456             317,484
                                                                                       ============        ============

Income before cumulative effect of accounting changes                                 $    505,618        $    474,406
Cumulative effect of accounting changes: (b)
  Minority-owned insurance operations                                                            -              20,695
                                                                                       ------------        ------------
Net income (applicable to common stock) (c)                                           $    505,618        $    495,101
                                                                                       ============        ============

Earnings per common share:
Income before cumulative effect of accounting changes                                 $       1.59        $       1.49
Cumulative effect of accounting changes:
  Minority-owned insurance operations                                                            -                0.07
                                                                                       ------------        ------------
Net income                                                                            $       1.59        $       1.56
                                                                                       ============        ============


(a) 1993 adjusted for a 50 percent common stock split in the form of a common stock dividend paid July 30, 1993. The effects of all other common stock equivalents are not significant.

(b) Represents a net benefit for the cumulative effect of the adoption of accounting pronouncements related to postretirement benefits (FASB 106) and income taxes (FASB 109) by minority-owned insurance operations in 1993.

(c)  After deduction of preferred stock dividend of $820,000 in 1993.





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